SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 19, 2007

SCOTIA PACIFIC COMPANY LLC

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

333-63825

(Commission File Number)

68-0414690

(I.R.S. Employer Identification Number)

P.O. Box 712 125 Main Street, 2nd Floor Scotia, California (Address of Principal Executive Offices)	95565 (Zip Code)

Registrant's telephone number, including area code: (707) 764-2330

Not Applicable

(Former name, former address and

former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership.

On January 18, 2007, the Registrant, along with its parent company, The Pacific Lumber Company ("Palco"), and the other subsidiaries of Palco, Scotia Development LLC, Britt Lumber Co., Inc., Salmon Creek, LLC, and Scotia Inn Inc. (collectively, the "Debtors"), filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the "Court"). The Registrant's filing is Case No. 07-20032. The Debtors continue to operate their business as "debtors-in-possession" under the jurisdiction of the Court in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court.

Palco's press release relating to such filing is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2007, Messrs. Ezra G. Levin and George A. O'Brien resigned from the Board of Managers of the Registrant effective January 18, 2007.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

99.1	Palco Press Release dated January 19, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOTIA PACIFIC COMPANY LLC
(Registrant)

Date: January 22, 2007	/s/ Bernard L. Birkel
Bernard L. Birkel
Secretary

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 99.1	Palco Press Release dated January 19, 2007

0039FMS7.VM.DOC

Exhibit 99.1

For Immediate Release	Contacts:
January 19, 2007	Andrea Arnot

Communications Director

(707) 764-4216

aarnot@palco.com
Michael Claes

(212) 614-5236

THE PACIFIC LUMBER COMPANY AND SUBSIDIARIES

FILE FOR BANKRUPTCY PROTECTION

Corpus Christi TX — January 19, 2007 — The Pacific Lumber Company and its subsidiaries yesterday filed for voluntary protection under Chapter 11 of the United States Bankruptcy Code in the federal bankruptcy court for the Southern District of Texas, Corpus Christi division. The filing companies are The Pacific Lumber Company ("Pacific Lumber"), Scotia Pacific Company LLC ("Scopac"), Britt Lumber Co., Inc. ("Britt"), Scotia Development LLC, Salmon Creek LLC and Scotia Inn Inc.

The companies said they are facing a liquidity crisis arising from regulatory limitations on timber harvest imposed on them, which have significantly reduced revenues while also increasing timber harvesting costs. As a result, the companies stated that annual timber harvest volumes and cash flows from operations will be substantially below the levels necessary to meet the companies' debt service obligations.

Together, the companies form an integrated forest products business that grows and harvests California redwood and Douglas-fir trees. The resulting lumber is milled and sold by Pacific Lumber and Britt.

Integral to the companies' operations is the 1996 agreement with the Federal government and the State of California, known as the historic Headwaters Agreement, which involved the sale to the Federal and State governments of substantial old growth redwood timberlands of the companies and the implementation of comprehensive ongoing permits and approvals regarding harvesting activities on the companies' approximately 200,000 acres of remaining timberlands. The historic accord resulted in the most stringent environmental restrictions ever placed on timber harvesting.

In December 2006, Pacific Lumber and Scopac filed a lawsuit against the State of California to recover damages for breach of the Headwaters Agreement by the State. The lawsuit alleges that the State's actions have, among other things, restricted Scopac's ability to harvest its timberlands as agreed by the State in the Headwaters Agreement, in a manner that would assure regulatory certainty and economic viability for the companies and protect the interests of the people of California. The failure of the State to live up to the terms of the Headwaters Agreement has prevented Pacific Lumber and Scopac from remaining economically viable without restructuring.

These issues have led to declines in actual and expected harvest levels and cash flows, significant increases in the cost of logging operations and increased costs related to timber harvest litigation, all of which have severely and negatively impacted the historical cash flows of Pacific Lumber and its subsidiaries.

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